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EXHIBIT 11

                       Computation of Earnings Per Share

                                   UNAUDITED

                                                                        Three Months Ended
                                                                           December 31,
                                                                  2000                        1999
                                                            ------------------         --------------------

Shares Outstanding Beginning of Period                            4,230,361                   4,090,361

Shares Issued During Period:                                              -                           -

                                                            ------------------          -------------------

Total Outstanding                                                 4,230,361                   4,090,361

Weighted average number of shares outstanding                     4,230,361                   4,090,361

Shares deemed outstanding from assumed
exercise of stock options                                                 -                           -
                                                            ------------------          -------------------

Total                                                             4,230,361                   4,090,361
                                                            ==================          ===================

Earnings (loss) applicable to common shares                 $      (476,486)            $      (873,685)
                                                            ==================          ===================

Earnings (loss) per share of common stock                   $        (0.113)            $        (0.214)
                                                            ==================          ===================
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